Exhibit 99.4

August 10, 2009

Employment Offer Letter

Lyron L. Bentovim

302 Enzo Drive

San Jose, CA 95138

Dear Lyron,

It is with great pleasure that I confirm your offer of employment for the position of Chief Operating Officer. Upon acceptance, please sign this letter and return via fax (408-360-1212) and mail in the enclosed envelope at your earliest convenience.

1. Starting Salary: $18,750/month

2. Start Date: 8/5/2009

3. Job Duties (tentative assignments, some or all may change in future):

•	Ensure that the transition of manufacturing to Taiwan goes smoothly while significantly reducing inventory and cost without disrupting product shipments

•	Ensure tight financial controls and spending discipline is put in place in line with the business priorities

•	Drive metrics for the measurement of company performance and in the form of dashboards convenient for review of high level key indicators

•	Examine and improve company processes to improve efficiency and effectiveness with a focus on the Customer Experience

•	Develop Company operational information and metrics transparent to the Company’s CEO and recommend potential options and solutions based thereon.

4. Working Hours: Starting from no later than 9:00 am daily.

5. Benefits (per company policy):

•	200,000 shares of stock options to be issued at the next meeting of the Compensation Committee of Board of Directors where shares are awarded.

•	10 paid holidays per year per company policy and 20 days paid time off per year for the first five years and then paid time off in accordance with the employee handbook

•	Medical, dental & vision insurance: 90% premium paid for employee

•	50% premium paid for spouse and children

•	401(k) plan per company policy

•	Others per employee handbook

Lyron L. Bentovim

Employment Offer Letter

August 10, 2009

6. Performance Review:

Your performance is subject to periodic review by the Company’s Chief Executive Officer and the Board.

7. Performance Bonus:

You will be eligible to receive a Performance Bonus targeted at 30% of your annual base salary. Such Performance Bonus plan will be developed by the Compensation Committee as soon as practicable at a future date. The Performance Bonus will be paid at the Board’s discretion. The Performance Bonus may be increased to up to three times annual base salary in the event of extraordinary achievement of objectives or eliminated entirely where objectives are not achieved. The Performance Bonus will be decided as soon as is practically possible following the end of the calendar year, but in any event no later than March 15 of the following calendar year. You must be employed on the payment date to receive the Performance Bonus.

8. Change in Control Severance:

You will be added to the Company’s Change in Control Severance Plan dated June 21, 2006 and your severance benefit will be three (3) months of salary and COBRA payments until such time as the Company reviews its change in control severance policy for executives.

9. Termination Other Than for Cause:

Should your employment with the Company terminate due to an involuntary termination by the Company other than for Cause (as defined below), then the Company shall provide you with the following benefits:

a. Within thirty (30) days of the triggering event, a lump sum payment (less applicable withholding) in an amount equal to two (2) months of your base salary in effect as of the date of such termination.

b. Payment of your COBRA benefits for 2 months.

As used herein, termination shall be for “Cause” if:

(i) Employee neglects duties he is required to perform or violates a written policy of Company, other than as a result of incapacity due to physical or mental illness, and, after (A) being warned in writing, and (B) having had a reasonable opportunity to cure (the length of such cure period to be determined by taking into account the nature of the conduct resulting in the warning, but in no event to be less than 30 days), continues to neglect such duties or violate the specified Company policy;

Lyron L. Bentovim

Employment Offer Letter

August 10, 2009

(ii) Employee commits a material act of dishonesty or fraud;

(iii) Employee is convicted of any felony; or

(iv) Employee is convicted of any crime related to his employment.

Very Truly Yours,

SUNRISE TELECOM INCORPORATED

/s/ HENRY P. HUFF
Henry P. Huff
Chairman

/s/ LYRON L. BENTOVIM
Accepted by Lyron L. Bentivom

Sunrise Telecom Incorporated advises that conditions of employment may change from time to time without prior notice, and that any such changes could affect one or more of the above employment descriptions. Employment with Sunrise Telecom is at-will and may be terminated by either Bahaa Moukadam or Sunrise Telecom for any reason at any time. Employment offer contingent upon verification of background. Offer expires August 12, 2009.